EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT



     Unisys Corporation, the registrant, a Delaware company, has no parent.

     The registrant owns directly or indirectly all the voting securities of the following subsidiaries:


                                                           State
                                                          or Other
                                                        Jurisdiction
                                                          Under the
                                                        Laws of Which
             Name of Company                              Organized
             ---------------                           ---------------

       Unisys Canada Inc.                               Canada
       Convergent, Inc.                                 Delaware
       Unisys Finance Corporation                       Michigan
       Unisys Australia Limited                         Michigan
       Unisys Espana S.A.                               Spain
       Unisys (Schweiz) A.G.                            Switzerland
       Unisys Belgium                                   Belgium
       Unisys Deutschland G.m.b.H.                      Germany
       Unisys Eletronica Ltda.                          Brazil
       Unisys France                                    France
       Unisys Italia S.p.A.                             Italy
       Unisys Limited                                   England
       Unisys Nederland N.V.                            Netherlands




     The names of certain subsidiaries are omitted from the above list;
such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.